Unknown;

HOME EQUITY ASSET TRUST 2006-7

DERIVED INFORMATION [9/21/06]

[$1,069,750,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,080,750,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-7

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 9/01/06 cutoff date. The fmal numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 1,129

Total Outstanding Loan Balance ($): 192,271,174

Total Expected Collateral Balance - Deal (8): 1,100,000,100

Total Expected Collateral Balance - Selection ($): 193,143,028

Average Loan Current Balance ($): 170,302

Weighted Average Original LTV (%) *: 81.8

Weighted Average Coupon (%): 8.13

Arm Weighted Average Coupon (%): 7.83

Fixed Weighted Average Coupon (%): 9.85

Weighted Average Margin (%): 6.06

Weighted Average FICO (Non-Zero): 658

Weighted Average Age (Months): 2

% First Liens: 92.

% Second Liens: 7.1

% Arms: 85.4

% Fixed: 14.6

% Interest Only: 21.2

% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.51 - 6.00	6	2,029,773	1.1	5.84	80.0	744
6.01 - 6.50	19	6,655,112	3.5	6.41	78.7	688
6.51 - 7.00	92	25,948,893	13.5	6.86	78.5	699
7.01 - 7.50	186	44,970,305	23.4	7.34	78.6	673
7.51 - 8.00	192	40,168,706	20.9	7.80	79.5	655
8.01 - 8.50	119	23,187,181	12.1	8.29	79.7	646
8.51 - 9.00	94	13,521,351	7.0	8.74	82.7	631
9.01 - 9.50	63	9,161,943	4.8	9.28	85.9	612
9.51 - 10.00	61	6,395,642	3.3	9.77	89.9	600
10.01 - 10.50	42	4,138,437	2.2	10.26	91.7	613
10.51 - 11.00	49	4,069,098	2.1	10.81	93.3	609
11.01 - 11.50	59	4,082,599	2.1	11.32	98.9	650
11.51 - 12.00	80	4,283,362	2.2	11.82	98.3	628
12.01 >=	67	3,658,772	1.9	12.47	100.0	627
Total:	1,129	192,271,174	100.0	8.13	81.8	658
Max: 13.50 Min: 5.80 Wgt Avg: 8.13

FICO	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WA FICO
501 - 525	10	1,005,897	0.5	9.66	75.7	517
526 - 550	25	2,708,810	1.4	10.03	83.9	540
551 - 575	42	5,676,728	3.0	9.47	82.6	565
576 - 600	129	17,263,561	9.0	8.97	85.0	589
601 - 625	247	29,935,209	15.6	8.59	84.1	612
626 - 650	198	31,088,017	16.2	8.25	82.3	639
651 - 675	179	34,772,479	18.1	7.99	80.9	663
676 - 700	131	29,518,874	15.4	7.74	80.4	687
701 - 725	86	18,640,494	9.7	7.55	80.2	712
726 - 750	43	11,687,291	6.1	7.07	79.6	737
751 - 775	28	6,679,596	3.5	7.42	80.5	761
776 - 800	11	3,294,218	1.7	7.32	79.5	785
Total:	1,129	192,271,174	100.0	8.13	81.8	658
Max: 800 Min: 502 Wgt Avg: 658
Scheduled Balance	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50,000	153	5,273,968	2.7	11.46	98.7	630
50,001 - 100,000	284	21,106,671	11.0	9.64	88.9	627
100,001 - 150,000	185	22,838,217	11.9	8.54	82.9	636
150,001 - 200,000	156	27,159,565	14.1	8.02	81.0	647
200,001 - 250,000	96	21,011,426	10.9	7.84	79.9	652
250,001-300,000	79	21,639,758	11.3	7.75	79.6	664
300,001 - 350,000	48	15,642,344	8.1	7.65	78.8	665
350,001 -400,000	41	15,414,956	8.0	7.61	80.1	669
400,001 -450,000	32	13,633,576	7.1	7.26	79.1	687
450,001 - 500,000	34	16,189,362	8.4	7.51	79.3	688
500,001 - 550,000	8	4,188,321	2.2	7.77	81.1	696
550,001 - 600,000	7	4,004,122	2.1	7.76	80.0	678
600,001 - 650,000	2	1,228,476	0.6	6.81	80.0	692
650,001 - 700,000	2	1,369,486	0.7	9.34	90.1	657
700,001 - 750,000	1	739,804	0.4	6.99	80.0	730
800,001 - 850,000	1	831,121	0.4	7.30	80.0	669
Total:	1,129	192,271,174	100.0	8.13	81.8	658
Max: 831,120.93 Min: 12,383.40 Avg: 170,302.19
Original LTV (%) *	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50.0	3	376,726	0.2	9.18	37.8	595
60.1 - 65.0	5	1,080,470	0.6	7.48	62.0	617
65.1 - 70.0	5	392,036	0.2	9.07	69.6	565
70.1 - 75.0	153	29,592,825	15.4	7.45	74.9	663
75.1 - 80.0	549	126,406,674	65.7	7.69	80.0	667
80.1 - 85.0	18	2,707,348	1.4	9.24	84.5	599
85.1 - 90.0	72	10,490,303	5.5	9.39	89.9	593
90.1 - 95.0	5	604,769	0.3	9.45	95.0	598
95.1 - 100.0	319	20,620,022	10.7	10.93	100.0	638
Total:	1,129	192,271,174	100.0	8.13	81.8	658
Max: 100.0 Min: 34.9 Wgt Avg: 81.8

Prepay Penalty in Years	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.00	260	35,375,133	18.4	8.85	83.1	646
0.50	9	1,206,458	0.6	9.04	89.3	625
1.00	48	9,521,474	5.0	8.48	81.1	669
2.00	449	80,029,082	41.6	8.11	82.1	655
3.00	363	66,139,027	34.4	7.70	80.7	665
Total:	1,129	192,271,174	100.0	8.13	81.8	658
		Total	%		WA
Documentation Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Full	674	93,802,189	48.8	8.13	82.6	635
Reduced	261	58,353,041	30.3	8.20	81.0	671
Stated Income / Stated Assets	194	40,115,944	20.9	8.01	81.2	690
Total:	1,129	192,271,174	100.0	8.13	81.8	658

Occupancy Status	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Primary	1,118	191,025,332	99.4	8.12	81.8	658
Second Home	1	207,836	0.1	10.55	80.0	560
Investor	10	1,038,006	0.5	9.19	88.2	626
Total:	1,129	192,271,174	100.0	8.13	81.8	658

State	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
California	297	82,751,104	43.0	7.61	80.1	682
Florida	151	22,908,172	11.9	8.41	82.2	643
Arizona	33	6,579,319	3.4	8.22	82.9	660
Nevada	31	6,332,012	3.3	7.79	80.7	651
Washington	37	5,707,099	3.0	7.95	80.0	649
Colorado	39	4,645,641	2.4	8.14	83.8	630
Ohio	61	4,605,697	2.4	8.67	87.2	619
Oregon	33	4,361,331	2.3	7.83	79.8	658
New York	19	4,191,020	2.2	8.61	82.5	666
Illinois	29	3,865,249	2.0	9.03	84.2	622
Georgia	35	3,696,927	1.9	8.63	82.5	650
Virginia	24	3,388,589	1.8	8.99	82.5	623
Maryland	18	3,180,126	1.7	8.40	83.0	641
Massachusetts	14	2,764,876	1.4	9.25	84.5	626
New Jersey	16	2,510,191	1.3	9.26	84.5	645
Other	292	30,783,820	16.0	8.80	84.3	629
Total:	1,129	192,271,174	100.0	8.13	81.8	658

Purpose	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Purchase	1,129	192,271,174	100.0	8.13	81.8	658
Total:	1,129	192,271,174	100.0	8.13	81.8	658

Product Arm 2/28	No of Loans 384	Total Scheduled Balance 78,360,810	Scheduled Balance 40.8	WAC % 7.99	WA OLTV* % 81.1	WP FICO 657
Arm 2/28 - Balloon 40/30	137	34,679,413	18.0	7.78	80.5	659
Arm 2/28 - Balloon 45/30	52	13,388,908	7.0	7.55	79.3	668
Arm 2/28 - Dual 40/30	2	620,471	0.3	7.72	80.0	654
Arm 3/27	38	5,400,059	2.8	7.87	80.4	667
Arm 3/27 - Balloon 40/30	18	4,342,381	2.3	7.78	80.0	677
Arm 3/27 - Balloon 45/30	132	26,872,486	14.0	7.59	78.1	664
Arm 5/25	2	247,821	0.1	7.30	80.0	700
Arm 5/25 - Balloon 45/30	2	326,175	0.2	7.42	75.0	666
Fixed Balloon 30/15	157	9,306,028	4.8	11.56	99.4	655
Fixed Balloon 40/30	35	2,920,486	1.5	9.79	91.6	630
Fixed Balloon 45/30	45	6,312,808	3.3	8.07	81.0	631
Fixed Rate	125	9,493,328	4.9	9.37	87.9	632
Total:	1,129	192,271,174	100.0	8.13	81.8	658
Property Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Single Family Residence	824	133,739,442	69.6	8.09	81.6	656
PUD	156	29,640,119	15.4	8.22	82.3	650
Condo	75	13,125,593	6.8	7.87	81.5	678
2 Family	56	12,046,816	6.3	8.21	82.3	671
3-4 Family	18	3,719,203	1.9	9.34	83.9	669
Total:	1,129	192,271,174	100.0	8.13	81.8	658
Margin (%)	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WP FICO
0.01 -4.00	1	503,887	0.3	8.83	84.0	634
4.01 -4.50	12	3,747,200	2.3	6.45	80.0	734
4.51 - 5.00	17	5,510,355	3.4	7.00	80.7	681
5.01 - 5.50	114	29,269,658	17.8	7.77	80.7	663
5.51 - 6.00	206	47,865,372	29.1	7.59	79.8	662
6.01 - 6.50	232	44,685,844	27.2	7.96	80.0	665
6.51 - 7.00	86	17,577,451	10.7	7.90	78.7	653
7.01 - 7.50	39	7,188,644	4.4	8.43	80.2	632
7.51 - 8.00	31	4,443,458	2.7	9.04	83.4	625
8.01 - 8.50	16	1,872,131	1.1	9.55	86.5	607
8.51 - 9.00	7	705,845	0.4	9.76	96.2	595
9.01 >=	6	868,679	0.5	10.31	98.9	592
Total:	767	164,238,524	100.0	7.83	80.3	661
Max: 10.99 Min: 2.71 Wgt Avg: 6.06

Months to Rate Reset	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WP FICO
10 - 12	1	202,116	0.1	6.75	80.0	689
16 - 18	6	1,500,786	0.9	7.55	80.0	595
19 - 21	229	52,491,338	32.0	7.68	80.6	665
22 - 24	339	72,855,362	44.4	8.04	80.9	656
31 - 33	79	16,837,707	10.3	7.54	78.6	678
34 - 36	109	19,777,219	12.0	7.75	78.8	656
37>=	4	573,996	0.3	7.37	77.2	681
Total:	767	164,238,524	100.0	7.83	80.3	661
Max: 59 Min: 12 Wet Ave: 24

Maximum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
9.51 - 11.50	1	440,000	0.3	6.25	80.0	643
11.51 - 12.00	7	2,231,889	1.4	5.92	80.0	739
12.01 - 12.50	19	6,369,679	3.9	6.58	78.7	692
12.51 - 13.00	95	26,422,583	16.1	6.97	78.9	695
13.01 - 13.50	152	37,104,330	22.6	7.38	78.0	676
13.51 - 14.00	145	31,220,625	19.0	7.79	79.3	658
14.01 - 14.50	106	23,543,698	14.3	8.13	80.7	652
14.51 - 15.00	85	14,088,510	8.6	8.40	82.0	639
15.01 - 15.50	63	9,613,712	5.9	9.02	83.5	610
15.51 - 16.00	58	8,317,893	5.1	9.56	86.4	604
16.01 - 16.50	19	3,092,240	1.9	10.36	92.5	616
16.51 - 17.00	12	1,385,061	0.8	10.85	85.6	568
17.01 - 17.50	4	358,209	0.2	10.88	94.0	585
17.51 - 18.00	1	50,095	0.0	11.99	100.0	581
Total:	767	164,238,524	100.0	7.83	80.3	661
Max: 17.99 Min: 11.25 Wgt Avg: 13.87

Minimum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
4.51 - 5.00	1	184,000	0.1	7.64	80.0	721
5.51 - 6.00	9	3,045,773	1.9	6.25	80.0	701
6.01 - 6.50	16	5,623,045	3.4	6.39	78.5	694
6.51 - 7.00	90	25,430,372	15.5	6.87	78.8	699
7.01 - 7.50	167	41,352,168	25.2	7.34	78.5	675
7.51 - 8.00	170	36,843,380	22.4	7.80	79.4	657
8.01 - 8.50	101	21,020,695	12.8	8.28	79.8	649
8.51 - 9.00	76	11,293,922	6.9	8.74	82.5	633
9.01 - 9.50	51	8,008,024	4.9	9.28	85.5	611
9.51 - 10.00	43	5,366,118	3.3	9.76	88.2	595
10.01 - 10.50	22	2,643,574	1.6	10.25	90.2	587
10.51 - 11.00	14	1,951,103	1.2	10.83	88.6	572
11.01 - 11.50	5	1,054,363	0.6	11.24	95.7	642
11.51 >=	2	421,989	0.3	11.99	82.4	544
Total:	767	164,238,524	100.0	7.83	80.3	661
Max: 11.99 Min: 4.89 Wgt Avg: 7.82

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
2.00	82	18,551,334	11.3	8.66	82.1	633
3.00	685	145,687,190	88.7	7.73	80.1	664
Total:	767	164,238,524	100.0	7.83	80.3	661
Wgt Avg: 2.89

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00	761	162,495,667	98.9	7.84	80.3	661
1.50	4	1,140,436	0.7	7.25	80.0	614
2.00	2	602,421	0.4	7.95	80.0	598
Total:	767	164,238,524	100.0	7.83	80.3	661
Wgt Avg: 1.01

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0	991	151,568,868	78.8	8.32	82.4	651
24	1	212,000	0.1	7.21	80.0	633
60	136	40,306,306	21.0	7.42	79.6	682
120	1	184,000	0.1	7.64	80.0	721
Total:	1,129	192,271,174	100.0	8.13	81.8	658